Exhibit 21.1

Subsidiaries of Nikola Corporation

Subsidiary	Jurisdiction

Nikola Subsidiary Corporation	Delaware

Nikola Motor Company, LLC	Arizona

4141 East Broadway RD LLC	Arizona

Nikola AG23 LLC	Delaware

Nikola Powersports, LLC	Arizona

Nikola Energy Company, LLC	Arizona

Nikola Gmbh	Germany

Romeo Power, Inc.	Delaware

Romeo Systems, Inc.	Delaware

Romeo Systems Technology Inc.	Delaware

Free Form Factory, Inc.	New York

Nikola Desert Logistics LLC	Arizona

Nikola Properties, LLC	California

Nikola H2 2081 W Placentia Lane LLC	California

Nikola Motor Canada, Inc.	Canada (Alberta)

Camions Nikola Inc.	Canada (Quebec)